As filed with the Securities and Exchange Commission on July 23, 1997
                                                    Registration No. 333-27181

==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               ------------

                      Post-Effective Amendment No. 1
                                    to
                                 Form S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                               ------------

                    IRVINE APARTMENT COMMUNITIES, L.P.
          (Exact name of registrant as specified in its charter)

            DELAWARE                                33-0587829
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                   550 Newport Center Drive, Suite 300,
              Newport Beach, California 92660  (714) 720-5500
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------

                               JAMES E. MEAD
       Senior Vice President, Chief Financial Officer and Secretary
                    IRVINE APARTMENT COMMUNITIES, INC.
                         550 Newport Center Drive
                                 Suite 300
                          Newport Beach, CA 92660
                              (714) 720-5500
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                              with a copy to:
                               JEFFREY SMALL
                           DAVIS POLK & WARDWELL
                           450 Lexington Avenue
                         New York, New York 10017
                         Telephone (212) 450-4000

                                -----------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

                             EXPLANATORY NOTE

     The Registrant is filing this Post-Effective Amendment No. 1 to the S-3 Registration Statement (File No. 333-27181) to remove from registration all subordinated debt.


PROSPECTUS

                               $350,000,000

                    IRVINE APARTMENT COMMUNITIES, L.P.
                              Debt Securities

                               ------------

     Irvine Apartment Communities, L.P. (the "Operating Partnership") may offer and issue from time to time senior, unsecured, non-convertible investment grade debt securities (the "Debt Securities"). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). The aggregate offering price of the Debt Securities will not exceed $350,000,000.

     Certain terms of any Debt Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, without limitation, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest (if any), terms (if any) for the redemption thereof, listing (if any) on a securities exchange and any other specific terms of the Debt Securities.

     See "Risk Factors" in the Prospectus Supplement for a description of certain factors that should be considered by purchasers of the Debt Securities offered hereby.

                               ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                               ------------

     The Debt Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. Certain terms of the offering and sale of the Debt Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the purchase price of the Securities and the proceeds to the Operating Partnership from such sale, and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, will also be set forth in the accompanying Prospectus Supplement.


                The date of this Prospectus is July __, 1997.


     IN CONNECTION WITH AN OFFERING, CERTAIN PERSONS PARTICIPATING IN SUCH OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS FOR SUCH OFFERING MAY OVERALLOT IN CONNECTION WITH SUCH OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBT SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Operating Partnership, by Irvine Apartment Communities, Inc., a Maryland corporation, the sole general partner of the Operating Partnership, or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.

                               ------------


                           AVAILABLE INFORMATION


     The Operating Partnership and the sole general partner of the Operating Partnership, Irvine Apartment Communities, Inc. (the "Company"), are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company or the Operating Partnership with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange") and the Pacific Stock Exchange, Inc. (the "Pacific Stock Exchange"). In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information set forth in such Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Operating Partnership and the Debt Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed with the Commission, are hereby incorporated by reference:

     1. Registration Statement on Form 10 of the Operating Partnership dated May 15, 1997;

     2. Quarterly Report on Form 10-Q of the Operating Partnership for the quarter ended March 31, 1997;

     3. Current report on Form 8-K of the Operating Partnership filed on July 15, 1997, as amended by the Current Report on Form 8-K/A of the Operating Partnership filed on July 23, 1997; and

     4. Current Report on Form 8-K of the Operating Partnership filed on July 16, 1997.


     All documents filed by the Operating Partnership after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Debt Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Operating Partnership will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Irvine Apartment Communities, L.P., 550 Newport Center Drive, Suite 300, Newport Beach, California 92660, Attention: Investor Relations (Telephone:
(714) 720-5500).


                         THE OPERATING PARTNERSHIP

     The Operating Partnership is engaged in the development and operation of multifamily rental apartment communities on the Irvine Ranch in Orange County, California and, beginning in 1997, in other locations in California. The Operating Partnership's management and operating decisions are under the unilateral control of Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), a self-administered equity real estate investment trust. The Operating Partnership and the Company were formed in December 1993 to continue and expand the apartment community business of The Irvine Company, a real estate and community development company. At March 31, 1997 the Company had a 45.1% general partnership interest in the Operating Partnership and was its sole managing general partner. At such date, the limited partners of the Operating Partnership had a 54.9% interest in the Operating Partnership, with The Irvine Company and certain of its affiliates owning a 54.7% limited partnership interest in the Operating Partnership.

     At March 31, 1997, the Operating Partnership owned and operated 13,843 units in 53 apartment communities on the Irvine Ranch. Within its portfolio of properties stabilized for more than two years are 43 apartment communities. These properties had an average physical occupancy of 95.1% for the quarter ended March 31, 1997. Within its portfolio of properties stabilized for less than two years are 5 apartment communities. These properties had an average physical occupancy of 94.0% for the quarter ended March 31, 1997. The Company also had 1,295 units in 5 additional apartment communities under construction or lease-up, with 302 units completed at March 31, 1997 (together with completed communities, the "Properties"). Additionally, as described below, the Company recently acquired an apartment community development site located in Northern California's Silicon Valley and an apartment community in Northern San Diego County.
All of the Properties, excluding these two sites, are located on the Irvine Ranch. Through July 2020, the Operating Partnership holds the exclusive right, but not the obligation, to acquire land from The Irvine Company for development of additional apartment communities on the Irvine Ranch. The developed portion of the Irvine Ranch, which borders approximately six miles of the Pacific Ocean, includes significant parts of the cities of Irvine, Newport Beach and Tustin. The Irvine Ranch has been developed over the past 30 years in accordance with an original master plan and is now one of the major commercial, industrial, retail and residential centers in Southern California.


     The Operating Partnership has recently commenced an "off-Ranch" expansion program. In February 1997, the Operating Partnership acquired rights to purchase three apartment community development sites located in Northern California's Silicon Valley. The Operating Partnership has excercised its right with respect to one of these sites and began construction in May
1997. On June 30, 1997, the Operating Partnership purchased, for approximately $127 million in cash, The Villas of Renaissance, a 923-unit apartment community in La Jolla, California, just north of San Diego. The Operating Partnership's intent is to create new market positions in the Silicon Valley and Northern San Diego County, which possess strong rental demographics and economic growth prospects similar to those on the Irvine Ranch.

     On June 27, 1997, the Operating Partnership entered into a new $250 million three-year revolving line of credit which replaced its former line of credit, due to expire in December 1997. The interest rate payable on outstanding borrowings and fees are lower under the new line of credit than under the prior facility. The Operating Partnership used borrowings under the new line of credit to finance the La Jolla acquisition referred to above and in the future intends to use the new line of credit for its ongoing rental property development program, for potential acquisitions, and for general working capital needs. The new line of credit is guaranteed by the Company.


     The Operating Partnership is a Delaware limited partnership formed in 1993. The Operating Partnership's executive offices are located at 550 Newport Center Drive, Newport Beach, California 92660, telephone number: (714) 720-5500.


                              USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Debt Securities will be used by the Operating Partnership for general corporate purposes, including the repayment of existing indebtedness, ongoing development activities and acquisitions of additional properties. Proceeds from the sale of Debt Securities initially may be temporarily invested in short-term securities.


             CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges for the Operating Partnership.

                                         Quarter Ended March 31,          Year Ended December 31,
                                         -----------------------   ------------------------------------
                                             1997     1996         1996     1995    1994    1993   1992
                                             -----    -----        -----    -----   -----  -----  -----

Ratio of Earnings to Fixed Charges.          2.44x    1.86x        2.07x    1.44x   1.25x   .99x   .96x

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred financing costs.

     Prior to completion of the Company's initial public offering in December 1993, the predecessor of the Company and the Operating Partnership operated in a highly leveraged manner. As a result, although the Company, the Operating Partnership and the predecessor have historically generated positive net cash flow, the financial statements of the predecessor show net losses for the periods prior to December 8, 1993. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicate that earnings were inadequate to cover fixed charges by approximately $0.6 million and $2.2 million for the years ended December
31, 1993 and 1992, respectively.


                    DESCRIPTION OF THE DEBT SECURITIES

     The following sets forth certain general terms and provisions of the indenture under which the Debt Securities are to be issued (the "Indenture"). The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will represent senior, unsecured, general obligations of the Operating Partnership, unless otherwise provided in the Prospectus Supplement. As indicated in the applicable Prospectus Supplement, the Debt Securities will be senior debt, senior to all future subordinated indebtedness of the Operating Partnership and pari passu with other current and future unsecured, unsubordinated indebtedness of the Operating Partnership. The Debt Securities will be issued under an indenture to be executed by the Operating Partnership and a trustee (the "Trustee"). The Indenture will be in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as are adopted from time to time (the
"Indenture"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

     The Indenture will not limit the amount of Debt Securities which may be issued thereunder. Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered pursuant thereto: (i) designation, aggregate principal amount, purchase price and denomination;
(ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable; (v) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (viii) whether the Debt Securities will be issued in global form or bearer form or as uncertificated securities;
(ix) any Events of Default in addition to or in lieu of those described herein and remedies therefor; (x) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Debt Securities; (xi) listing (if any) on a securities exchange;
(xii) whether such Debt Securities will be certificated or in book-entry form; and (xiii) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to the Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indentures.

     Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to any Debt Securities issued at par which is treated as having been issued at a discount for United States income tax purposes will be described in the relevant Prospectus Supplement.

     Unless otherwise specified in a Prospectus Supplement, the Indentures will not contain any covenant or other specific provision affording protection to Holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Operating Partnership or the Company, except to the limited extent described under "Consolidation, Merger and Sale of Assets."

Modification and Waiver

     The Indenture will provide that modifications and amendments thereto may be made by the Operating Partnership and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, among other things: (a) extend the final maturity of such Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of Debt Securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such Debt Securities, or impair or affect the right of any Holder of Debt Securities to institute suit for the payment thereof or, if such Debt Securities provide therefor, any right of repayment at the option of the Holder, (b) reduce the aforesaid percentage of such Debt Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, or (c) reduce the percentage of such Debt Securities of any series necessary to consent to waive any past default under the Indenture to less than a majority, or (d) modify any of the provisions of the sections of the Indenture relating to supplemental indentures with the consent of the Holders, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in such section or the deletion of this proviso. (Indenture Section 7.02)

     The Indenture will provide that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series. (Indenture Section 7.02)

     The Indenture will provide that modifications and amendments of the Indenture may be made by the Operating Partnership and the Trustee, without the consent of the Holders of any series of Debt Securities issued thereunder: (1) to secure any Debt Securities issued thereunder; (2) to evidence the succession of another entity to the Operating Partnership and the assumption by any such successor of the covenants, agreements and obligations of the Operating Partnership, in the Indenture and in the Debt Securities issued thereunder; (3) to add to the covenants, restrictions, conditions or provisions for the protection of the Holder of the Operating Partnership or to add any additional events of default; (4) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be inconsistent with any other provision of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of any series of Debt Securities issued thereunder in any material respect; (5) to establish the form and terms of Debt Securities issued thereunder; (6) to evidence and provide for a successor trustee under the Indenture with respect to one or more series of Debt Securities issued thereunder or to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (7) to permit or facilitate the issuance of Debt Securities in global form or bearer form or to provide for uncertificated Debt Securities to be issued thereunder; (8) to change or eliminate any provision of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision; or (9) to amend or supplement any provision contained in the Indenture, which was required to be contained in the Indenture in order for the Indenture to be qualified under the Trust Indenture Act of 1939, if the Trust Indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification. (Indenture Section 7.01)

Events of Default

     The following will be events of default under the Indenture with respect to each series of Debt Securities issued thereunder: (a) failure to pay principal (or premium, if any) on such series of the Debt Securities outstanding under the Indenture when due; (b) failure to pay any interest on such series of the Debt Securities outstanding under the Indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of Debt Securities; (d) failure to perform any other covenant or warranty of the Operating Partnership contained in the Indenture or such Debt
Securities continued for 60 days after written notice specifying such default or breach; (e) certain events of bankruptcy, insolvency or reorganization of the Operating Partnership and (f) any other event of default provided in the supplemental indenture or resolution of the Board of Directors under which such Debt Securities are issued. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of such Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series and the interest accrued thereon then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable immediately. In case an event of default described in (d) or (f) above shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of all Debt Securities of each affected series then outstanding under the Indenture (treated as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all Debt Securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all the Debt Securities outstanding shall be and become due and payable immediately, without notice or other action by any Holder or the Trustee, to the full extent permitted by law.
Any event of default with respect to particular series of Debt Securities under the Indenture may be waived by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such Debt Securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each Holder affected thereby. (Indenture Sections 4.01, 4.10)

     The Indenture will provide that the Trustee may withhold notice to the Holders of any default with respect to any series of Debt Securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the Debt Securities) if the Trustee considers it in the interest of Holders to do so. (Indenture Section 4.11)

     The Operating Partnership will be required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants in the Indenture. (Indenture Section 3.05)

     The Indenture will contain a provision entitling the Trustee to be indemnified by the Holders before proceeding to exercise any trust or power under the Indenture at the request of such Holders (Indenture Section 5.02). The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred upon the Trustee with respect to the Debt Securities of such series, provided, however, that the Trustee may decline to follow any such direction if, among other reasons, the Trustee, determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the Holders of the Debt Securities of such series not joining in such direction (Indenture Section 4.09). The right of a Holder to institute a proceeding with respect to the Indenture will be subject to certain conditions precedent including, without limitation, that the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding under the Indenture make a written request upon the Trustee to exercise its powers under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act, but the Holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the Debt
Securities, to require conversion of Debt Securities if the Indenture provides for convertibility at the option of the Holder and to institute suit for the enforcement thereof (Indenture Sections 4.06, 4.07).

Consolidation, Merger and Sale of Assets

     The Indenture will provide that the Operating Partnership may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any Person unless the Operating Partnership is the surviving entity or the successor Person is an entity organized under the laws of any domestic jurisdiction and assumes the Operating Partnership's obligations on the Debt Securities issued thereunder, and under the Indenture, and after giving effect thereto no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met. (Indenture Sections 8.01, 8.02)

No Conversion Rights

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating
Partnership.

Discharge, Defeasance and Covenant Defeasance

     The Indenture will provide with respect to each series of Debt Securities issued thereunder that the Operating Partnership may terminate its obligations under such Debt Securities of a series and the Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and the Operating Partnership has paid all sums payable by it under the Indenture;
or (ii) (A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Operating Partnership irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities, for that purpose, money or U.S. Government
Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, and (C) the Operating Partnership delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Debt Securities of such series have been complied with.
With respect to the foregoing clause (i), only the Operating Partnership's obligations to compensate and indemnify the Trustee under the Indenture shall survive. With respect to the foregoing clause (ii) only the Operating Partnership's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Operating Partnership's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (Indenture Section 9.01)

     The Indenture will provide that the Operating Partnership (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities issued thereunder of any series, and the provisions of the Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision, covenant or condition of the Indenture, and such omission shall be deemed not to be an Event of Default under clause (d) of the first paragraph of "--Events of Default" with respect to the outstanding Debt Securities of such series ("covenant defeasance"); provided that the following conditions shall have been satisfied: (A) the Operating Partnership has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest of the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Operating Partnership is a party or by which it is bound; (C) no default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Operating Partnership shall have delivered to the Trustee an opinion of counsel that
(1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Operating Partnership's exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and (E) the Operating Partnership has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Operating Partnership's obligations to execute and deliver Debt Securities of such series for authentication, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be cancelled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Operating Partnership's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Indenture Sections 9.02 and 9.03)

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in any Debt Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of the Operating Partnership or the Company or of any successor, either directly or through the Operating Partnership or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liabilities being expressly waived and released by the acceptance of the Debt Securities by the holders thereof and as part of the consideration for the issue of the Debt Securities. (Indenture Section
10.01)

Applicable Law

     The Indenture will provide that the Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York. (Indenture Section 10.08)


                           PLAN OF DISTRIBUTION

     The Debt Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). The distribution of Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

     Offers to purchase the Debt Securities may be solicited by agents designated by the Operating Partnership from time to time. Any such agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Operating Partnership to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold.

     If an underwriter or underwriters are utilized in the sale of Debt Securities, the Operating Partnership will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

     If a dealer is utilized in the sale of the Debt Securities, the Operating Partnership will sell such Debt Securities to the dealer, as principal.
The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase the Debt Securities may be solicited directly by the Operating Partnership and sales thereof may be made by the Operating Partnership directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Operating Partnership to indemnification by the Operating Partnership against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Operating Partnership in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Operating Partnership will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Operating Partnership.

     In connection with an offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities or other securities of the Operating Partnership or the Company. Specifically, the Underwriters may overallot such offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, the Debt Securities in the open market to cover syndicate shorts or to stabilize the price of the Debt Securities.
Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Debt Securities in such offering, if the syndicate repurchases previously distributed Debt Securities in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


                                  EXPERTS

     The consolidated financial statements of the Operating Partnership included in the Registration Statement on Form 10 of the Operating Partnership have been audited by Ernst & Young LLP, independent auditors, as stated in their report dated January 31, 1997 and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

     The statement of revenues and certain operating expenses of Renaissance Villas for the year ended December 31, 1996 incorporated in this Prospectus by reference from in the Operating Partnership's Current Report on Form 8-K/A dated July 22, 1997 has been audited by Deloitte & Touche LLP, independent accountants, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent auditors will be incorporated herein by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                               LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Operating Partnership by Davis Polk & Wardwell, New York, New York.
Davis Polk & Wardwell will rely as to matters of Maryland law on Piper & Marbury L.L.P., Baltimore, Maryland.


==============================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration fee...........................      $  106,061
Trustees' fees.............................          10,000
Printing and engraving expenses............         100,000
Legal fees and expenses....................         150,000
Accounting fees and expenses...............          75,000
Miscellaneous..............................          68,939
                                                   --------
   Total...................................      $  510,000
                                                   ========

      All amounts estimated except for registration fees.

Item 15.  Indemnification of Directors and Officers.

     The Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of the Operating Partnership dated as of December 1, 1993, as amended, contains provisions indemnifying the Company and the Company's officers and directors against certain liabilities. The Partnership Agreement provides for indemnification of the Company and the Company's officers and directors to the fullest extent permitted by law; provided that no indemnification shall be provided (i) for willful misconduct or a knowing violation of the law or (ii) for any transaction for which a party seeking indemnification received an improper personal benefit in violation or breach of any provision of the Partnership Agreement. Such indemnification includes the advance of expenses. Any indemnification pursuant to the Partnership Agreement shall be made only out of the assets of the Operating Partnership, and neither the Company nor any limited partner of the Operating Partnership shall have any obligation to contribute to the capital of the Operating Partnership or otherwise provide funds to enable the Operating Partnership to fund its indemnification obligations. The indemnification provided by the Partnership Agreement shall be in addition to any other rights to which a person may be entitled. Any amendment, modification or repeal of the indemnification provisions of the Partnership Agreement shall be prospective only, and shall not apply to or have any effect on any right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment, modification or repeal.

     In addition, the Company's officers and directors are indemnified under Maryland law and the Company's Articles of Incorporation. Section 2-418 of the Maryland General Corporation Law permits the indemnification of directors, officers, employees and agents of Maryland corporations.
ARTICLE EIGHTH of the Company's Articles of Amendment and Restatement (the "Articles") authorizes the indemnification of directors and officers to the full extent required or permitted by the General Laws of the State of Maryland, now or hereafter in force, whether such persons are serving the Company or, at its request, any other entity, which indemnification shall include the advance of expenses under the procedures and to the full extent permitted by law. ARTICLE EIGHTH of the Articles further provides that the foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and that no amendment or repeal of ARTICLE EIGHTH shall apply to or have any effect on any right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. In addition, the Company's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by the Company.
Reference is made to Section 2-418 of the Maryland General Corporation Law and ARTICLE EIGHTH of the Articles which are incorporated herein by reference.

Item 16. List of Exhibits and Exhibit Index


Exhibit 1.1   - Form of Underwriting Agreement (previously filed)
Exhibit 4.1   - Form of Indenture (previously filed)
Exhibit 5.1   - Opinion of Davis Polk & Wardwell as to the legality of Debt
                Securities to be issued (previously filed)
Exhibit 12    - Statement re: Computation of Consolidated Ratio of Earnings to
                Fixed Charges of the Operating Partnership (previously filed)
Exhibit 23.1  - Consent of Ernst & Young LLP (previously filed)
Exhibit 23.2  - Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
Exhibit 23.3  - Consent of Piper & Marbury L.L.P. (previously filed)
Exhibit 23.4  - Consent of Deloitte & Touche LLP
Exhibit 24    - Powers of Attorney (previously filed)
Exhibit 25    - Statement of Eligibility and Qualification of the Trustee
                under the Trust Indenture Act (to be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939)


Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events
             arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

               (iii) To include any material information with respect to
             the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth or described in Item
15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, California, on the 23rd day of July, 1997.


                                        IRVINE APARTMENT COMMUNITIES, L.P.
                                        By:  Irvine Apartment Communities,
                                             Inc., its sole general partner



                                        By: /s/ Shawn Howie
                                            ----------------------------
                                            Shawn Howie
                                            Vice President, Corporate Finance
                                            and Controller

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities as Directors and Officers of Irvine Apartment Communities, Inc., the sole general partner of the registrant, and on the date indicated.

          Signature                               Title                             Date
-------------------------------   ----------------------------------------      -----------
              *                   Chairman of the Board of Directors            July 23, 1997
 ----------------------------
         Donald Bren


              *                   President and Chief Executive Officer         July 23, 1997
 ----------------------------     and Director (principal Executive Officer)
     William H. McFarland


              *                   Director                                      July 23, 1997
 ----------------------------
       Anthony M. Frank

                                  Director                                      July 23, 1997
 ----------------------------
      John F. Grundhofer


              *                   Director                                      July 23, 1997
 ----------------------------
        Bowen H. McCoy


              *                   Director                                      July 23, 1997
 ----------------------------
       Michael D. McKee


              *                   Director                                      July 23, 1997
 ----------------------------
       Jack W. Peltason


              *                   Director                                      July 23, 1997
 ----------------------------
     John F. Seymour, Jr.


              *                   Senior Vice President,                        July 23, 1997
 ----------------------------     Chief Financial Officer and
        James E. Mead


       /s/ Shawn Howie            Vice President, Corporate Finance and         July 23, 1997
 ----------------------------     Controller (Principal Accounting Officer)
         Shawn Howie


*Pursuant to the Power of Attorney previously filed with the Commission

       /s/ Shawn Howie            Attorney-in Fact                               July 23, 1997
 ----------------------------
         Shawn Howie



                             List of Exhibits

                                                                        Sequentially

  No.                        Description                                    Page
------- -------------------------------------------------------------   ------------

1.1     Form of Underwriting Agreement (previously filed)............
4.1     Form of Indenture  (previously filed)........................
5.1     Opinion of Davis Polk & Wardwell as to the legality of
        Debt Securities to be issued (previously filed)..............
12      Statement re: Computation of Consolidated Ratio of
        Earnings to Fixed Charges (previously filed).................
23.1    Consent of Ernst & Young LLP.................................
23.2    Consent of Davis Polk & Wardwell (included in Exhibit 5.1)...
23.3    Consent of Piper & Marbury L.L.P. (previously filed).........
24      Powers of Attorney (previously filed)........................
25      Statement of Eligibility and Qualification of Trustee
        under the Trust Indenture Act (to be filed in accordance
        with Section 305(b)(2) of the Trust Indenture Act of 1939)...